As filed with the U.S. Securities and Exchange Commission on November 18, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEMPRA ENERGY

(Exact name of registrant as specified in its charter)

California	33-0732627
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

488 8th Avenue

San Diego, California 92101

(Address of principal executive offices, including zip code)

Sempra Energy Employee and Director Savings Plan

(Full title of the plan)

James M. Spira

Associate General Counsel

Sempra Energy

488 8th Avenue

San Diego, California 92101

(Name and address of agent for service)

(619) 696-2000

(Telephone number, including area code, of agent for service)

Copies to:

Michael E. Sullivan

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, California 92130

(858) 523-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Deferred Compensation Obligations(1)	$500,000,000	N/A	$500,000,000.00(2)	$46,350.00
Common Stock, no par value(3)	250,000 shares	$121.80(4)	$30,450,000.00(4)	$2,822.72
Total:	N/A	N/A	$530,450,000.00	$49,172.72

(1)

The deferred compensation obligations to which this registration statement relates arise under the Sempra Energy Employee and Director Savings Plan (formerly known as the Sempra Energy 2005 Deferred Compensation Plan) (the “Plan”), and are unsecured obligations of Sempra Energy, a California corporation (the “Registrant”), to pay deferred compensation in the future pursuant to compensation deferral elections made by participants in accordance with the terms of the Plan.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”). The amount of deferred compensation obligations registered is based on an estimate of the amount of compensation that may be deferred under the Plan.

(3)

The Plan permits investments in a fund in which investment earnings and losses parallel the investment return on the common stock, no par value, of the Registrant (the “Common Stock”), but no shares of Common Stock are issuable under the Plan. The Registrant is registering hereunder 250,000 shares of Common Stock for purposes of such investments under the Plan. In addition, in accordance with Rule 416(a) under the Securities Act, this registration statement shall be deemed to cover any additional shares of Common Stock that may be issued pursuant to the employee benefit plan described herein to prevent dilution from stock splits, stock dividends or similar transactions.

(4)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act. The price per share and aggregate offering price for the shares of Common Stock are calculated on the basis of the average of the high and low trading prices of the Common Stock, as reported on the New York Stock Exchange on November 12, 2021.

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers the following: (i) an additional $500,000,000 in deferred compensation obligations under the Plan (the “Additional Plan Obligations”), which are unsecured obligations of the Registrant to pay deferred compensation in the future pursuant to compensation deferral elections made by participants in accordance with the terms of the Plan, and (ii) an additional 250,000 shares of Common Stock for purposes of investments under the Plan in a fund in which investment earnings and losses parallel the investment return on the Registrant’s Common Stock (the “Additional Plan Shares”).

The Additional Plan Obligations and the Additional Plan Shares are being registered in addition to the deferred compensation obligations and shares of Common Stock previously registered for issuance or for purposes of investments under the Plan pursuant to the Registrant’s effective registration statement on Form S-8 filed with the U.S. Securities and Exchange Commission (the “Commission”) on June 20, 2012 (Registration No. 333-182225) (the “Prior Registration Statement”). This registration statement relates to securities of the same classes as those registered under the Prior Registration Statement and is being filed in accordance with General Instruction E to Form S-8 regarding the registration of additional securities under the Plan. Pursuant to such instruction, the contents of the Prior Registration Statement are hereby incorporated by reference in and made part of this registration statement, except to the extent supplemented, superseded or modified by the specific information set forth below and/or the specific exhibits attached hereto.

PART II

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference in this registration statement:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on February 25, 2021;

•

The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March  31, 2021, June  30, 2021 and September 30, 2021, filed with the Commission on May 5, 2021, August 5, 2021 and November 5, 2021, respectively;

•

The Registrant’s Current Reports on Form 8-K with Commission filing dates of April  5, 2021, April  12, 2021, April  15, 2021, May  18, 2021, May  25, 2021, August  10, 2021, August  13, 2021, September  27, 2021, October  1, 2021 and November 16, 2021; and

•

The description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A (Registration No. 001-14201), filed with the Commission on June  5, 1998, as updated by Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and any amendment or report filed with the Commission for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. The Registrant does not, however, incorporate by reference any documents or portions thereof that are not deemed “filed” with the Commission, including any information furnished pursuant to Item 2.02 or Item 7.01 of the Registrant’s Current Reports on Form 8-K unless, and except to the extent, specified in such reports.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Common Stock of the Registrant:

Not required.

Deferred Compensation Obligations of the Registrant:

The following description of the deferred compensation obligations of the Registrant under the Plan is qualified by reference to the Plan. Capitalized terms used in this description and not otherwise defined in this registration statement shall have the respective meanings attributed to such terms in the Plan.

The deferred compensation obligations incurred by the Registrant under the Plan are unsecured general obligations of the Registrant, and will rank equally with other unsecured and unsubordinated indebtedness of the Registrant, from time to time outstanding, payable from the general assets of the Registrant. Because the Registrant has subsidiaries, the right of the Registrant, and hence the right of creditors of the Registrant (including Participants in the Plan), to participate in a distribution of the assets of a subsidiary upon its liquidation or reorganization or otherwise, necessarily is subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Registrant itself as a creditor may be recognized.

Under the Plan, the compensation committee (the “Committee”) of the Registrant’s Board of Directors may provide one or more Eligible Individuals with the opportunity to elect to defer a portion of certain compensation otherwise payable to such individual consistent with the terms of the Plan. Participants may defer a specified percentage of their Base Salary and/or Bonus and, if permitted by the Committee, restricted stock unit gains. Participants who are Executive Officers do not need Committee approval to defer restricted stock unit gains, and may also defer SERP Lump Sum benefits (retirement benefits payable under either the Sempra Energy Supplemental Executive Retirement Plan or the Sempra Energy Excess Cash Balance Plan), subject to the terms of the Plan. Participants who are Directors may defer a specified percentage of their retainer payments and/or meeting and other fees (including phantom share amounts) under the Plan. Amounts deferred under the Plan at the election of the Participants are referred to herein as “Elective Deferrals.” Under certain circumstances, the Registrant may provide that certain fees paid to Directors will automatically be deferred under the Plan.

The amounts deferred under the Plan represent an obligation of the Registrant to make payments to the Participant at some time in the future. The amount that the Registrant is required to pay under the terms of the Plan is equal to the Elective Deferrals made by the Participant, as adjusted for hypothetical gains or losses attributable to the deemed investment of such Elective Deferrals as chosen by the Participants from among designated hypothetical investment alternatives, all of which is reflected in the Participant’s Accounts (bookkeeping accounts maintained under the Plan for each of the Participants). In addition, the Registrant makes matching contributions in an amount equal to the sum of (1) 50% of the first 6% of Base Salary and Bonus deferred, plus (2) 20% of the next 5% of Base Salary and Bonus deferred, reduced by (3) the amount of the Registrant matching contributions that would have been made under the Sempra Energy Savings Plan (the “401(k) Plan”) if the Participant had contributed 11% of his or her eligible compensation (or such other amount that represents the maximum level of pre-tax salary reduction contributions with respect to which Registrant matching contributions would have been made on behalf of the Participant under the 401(k) Plan).

Generally, the hypothetical investment alternatives available currently under the Plan are as follows: (1) a measurement fund with a deemed rate of return equal to the average of the daily Moody’s Corporate Bond Yield Average – Monthly Average Corporates for the relevant month plus the greater of (i) 10% of the Moody’s Corporate Bond Yield Average – Monthly Average Corporates or (ii) 1% per annum (the “Moody’s Plus Rate”), (2) the investment alternatives available for participant-directed investment in the 401(k) Plan (excluding the Stable Value Fund and any brokerage account option), and (3) a measurement fund in which investment earnings and losses parallel the investment return on the Registrant’s Common Stock (the “Common Stock Fund”). The Committee shall select, from time to time and in its sole discretion, the investment alternatives to be available under the Plan, and the Committee may designate a substitute investment alternative for a Participant, so long as the substitute investment alternative provides the Participant with an investment opportunity reasonably comparable to the original investment alternative elected by the Participant, as determined by the Committee in its sole discretion.

Registrant matching contributions will be deferred into investment alternatives in the same proportion as the corresponding Elective Deferrals that are elected by Participants. Participants may elect to have any Registrant matching contributions made in the Common Stock Fund treated as liquidated and re-invested in any of the other available investment alternatives. Participants also may elect to have their Elective Deferrals that are invested in the Common Stock Fund treated as liquidated and re-invested in any of the other available investment alternatives, or to have their Elective Deferrals that are invested in any of the other available investment alternatives treated as transferred to and re-invested in the Common Stock Fund, except that Elective Deferrals of restricted stock units gains may only be invested in the Common Stock Fund and may not be moved to any other investment alternative.

Employees are immediately vested in all Elective Deferrals and all Registrant matching contributions (and all income and gain attributable thereto) made to their Accounts, except that Elective Deferrals of restricted stock unit gains and phantom share amounts are subject to the vesting conditions applicable to the underlying equity awards.

The amounts payable to Participants are distributed in accordance with the distribution provisions of the Plan. Distributions generally begin following a Participant’s cessation of service; however, distributions under the Plan to “specified employees” (as determined in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) generally will not begin until a date that is six months after such Participant’s separation from service. Distributions are generally payable in a lump sum or annual installments not to exceed fifteen years, pursuant to advance elections by Participants; however, if a Participant’s distributable amount is less than $25,000, it will automatically be distributed in a cash lump sum. Amounts retained in the Participant’s Account during such payout period continue to earn hypothetical gains and are subject to hypothetical losses. In-service distributions may only be made under the Plan in a single lump sum cash payment pursuant to an advance election. Participants are also entitled to certain hardship distributions under the Plan.

The Registrant reserves the right to amend or partially or completely terminate the Plan, provided that such amendment or termination does not result in any reduction of a Participant’s vested Account balance, including previous earnings or losses, as of the date of such amendment or termination. Notwithstanding the foregoing, the Registrant has the right to take such action under the Plan, including amending or terminating the Plan, or distributing amounts deferred under the Plan, to the extent the Registrant determines such action is advisable to comply with the requirements of Section 409A of the Code. Any such action may adversely affect the rights of a Participant without his or her consent.

Item 6.	Indemnification of Directors and Officers.

Section 317 of the Corporations Code of the State of California permits a corporation to provide indemnification to its directors and officers under certain circumstances. The Registrant’s Bylaws (as amended) provide for mandatory indemnification of directors and officers, subject to the limitations set forth therein. In addition, the Registrant’s Amended and Restated Articles of Incorporation eliminate the liability of directors for monetary damages to the fullest extent permissible under California law, and provide the Registrant with the power to provide for indemnification for liability for monetary damages incurred by directors and officers of the Registrant, subject to certain limitations, in excess of the indemnification otherwise expressly permitted by Section 317 of the Corporations Code. In addition, the Registrant has indemnification agreements with its directors and certain of its officers that provide for indemnification for monetary damages to the fullest extent permissible under California law. The Registrant maintains liability insurance and is also insured against loss for which it may be required or permitted by law to indemnify its directors and officers for their related acts.

The directors and officers of the Registrant are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by the Registrant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 8.	Exhibits.

The following exhibits are filed as part of, and incorporated by reference in, this registration statement:

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation of Sempra Energy effective May 23, 2008 (Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on February 27, 2020, is incorporated herein by reference).

4.2	Bylaws of Sempra Energy as amended through April 14, 2020 (Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on April 14, 2020, is incorporated herein by reference).

5.1	Opinion of Latham & Watkins LLP.

10.1	Amended and Restated Sempra Energy 2005 Deferred Compensation Plan, now known as Sempra Energy Employee and Director Savings Plan (Exhibit 10.33 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on February 25, 2021, is incorporated herein by reference).

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2	Consent of Deloitte & Touche LLP, independent auditors.

23.3	Consent of Latham & Watkins LLP (including in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page hereto).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on November 18, 2021.

SEMPRA ENERGY (Registrant)

By:	/s/ Peter R. Wall
Peter R. Wall Senior Vice President, Controller and Chief Accounting Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each director and/or officer of the Registrant whose signature appears below constitutes and appoints each individual who, at the time of acting under this power of attorney, is the Principal Executive Officer (however designated), the President, the Chief Operating Officer, a Corporate Group President, the Principal Financial Officer (however designated), the Principal Accounting Officer (however designated), an Executive Vice President, a Senior Vice President, the Treasurer, an Assistant Treasurer, the Controller or an Assistant Controller of Sempra Energy, and each of them severally, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to file and sign any and all amendments to this registration statement, including post-effective amendments, and any registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act of 1933, as amended, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof. This power of attorney shall be governed by and construed with the laws of the State of California and applicable federal securities laws.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 18, 2021.

Signature	Title

/s/ J. Walker Martin J. Walker Martin	Chairman, Chief Executive Officer and President (Principal Executive Officer)

/s/ Trevor I. Mihalik Trevor I. Mihalik	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Peter R. Wall Peter R. Wall	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)

/s/ Alan L. Boeckmann Alan L. Boeckmann	Director

/s/ Andrés Conesa Andrés Conesa	Director

/s/ Maria Contreras-Sweet Maria Contreras-Sweet	Director

/s/ Pablo A. Ferrero Pablo A. Ferrero	Director

Signature	Title

/s/ William D. Jones William D. Jones	Director

/s/ Bethany J. Mayer Bethany J. Mayer	Director

/s/ Michael N. Mears Michael N. Mears	Director

/s/ Jack T. Taylor Jack T. Taylor	Director

/s/ Cynthia L. Walker Cynthia L. Walker	Director

/s/ Cynthia J. Warner Cynthia J. Warner	Director

/s/ James C. Yardley James C. Yardley	Director